Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of Nuance Communications, Inc. of our report dated January 17, 2005 with respect to the financial statements of ART Advanced Recognition Technologies Inc. as of December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004 which appear in Form 8-K/A dated April 8, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global
Tel-Aviv, Israel February 16, 2006